Hannaford Bros. Co.
                                                    145 Pleasant Hill Road
                                                    Scarborough, ME  04074

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 19, 1999

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of HANNAFORD BROS. CO., a Maine corporation, which will be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, on Wednesday, May 19, 1999, at 9:30 a.m. The purpose of the Meeting will be to consider and act upon the following:

    1. Election of four Class III Directors to serve until the Annual Meeting of Shareholders in 2002.

    2.  Ratification  of  the  appointment  of  PricewaterhouseCoopers   LLP  as
        independent auditors of the Company for the fiscal year ending January 1, 2000.

    3. Such other business as may properly come before the Meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on March 23, 1999, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Meeting and any adjournment thereof.

                                       By order of the Board of Directors
                                             /s/ Peter B. Webster

                                                                    Clerk

Scarborough, Maine
April 5, 1999

      Whether or not you plan to attend the Meeting, please vote, date and sign the enclosed proxy and return it promptly in the envelope provided. If you attend the Meeting, you may revoke your proxy and vote in person.

                               HANNAFORD BROS. CO.
                              145 Pleasant Hill Road
                              Scarborough, ME  04074

                                 PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 19, 1999

    The accompanying proxy is solicited by the Board of Directors of HANNAFORD BROS. CO. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, at 9:30 a.m., on Wednesday, May 19, 1999, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions noted thereon; or in the absence of specific directions as to any proposal, it will be voted in favor of each nominee and proposal identified below. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation with an Assistant Secretary of the Company, by submitting a duly executed proxy bearing a later date or by revocation made in person at the Meeting.

    The proxy and this proxy statement are being mailed or delivered to shareholders on or about April 5, 1999.

Voting Securities of the Company

    As of March 23, 1999, there were outstanding and entitled to vote
42,229,109 shares of Common Stock, par value $.75 per share. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 23, 1999, will be entitled to vote at the Meeting. Each of the following were beneficial holders of more than 5% of the outstanding Common Stock of the Company at the close of business on March 23, 1999. Unless indicated to the contrary, the persons or parties shown as beneficial holders have the sole power to vote and dispose of the shares shown as owned by them.
                                            Amount and
                                            Nature of
      Name and Address                      Beneficial            Percent
    of Beneficial Holder                    Ownership             of Class

Sobey Parties(1)                             10,835,921              25.7
115 King Street
Stellarton, Nova Scotia, Canada B0K 1S0

Sanford C. Bernstein & Co., Inc.(2)           2,219,080               5.3
One State Street Plaza
New York, New York 10004

(1) The Sobey Parties include Donald R. Sobey, David F. Sobey, the Estate of William M. Sobey, Empire Company Limited, E.C.L. Investments Limited, the Pension Plan for Employees of Sobeys Inc., the Deferred Profit Sharing Plan for Eligible Employees of Sobeys Inc. and Pauljan Limited. Information regarding ownership by the Sobey Parties is given in reliance on their latest Form 4 filing, made on or about May 7, 1997, with the Securities and Exchange Commission.

(2) Sanford C. Bernstein & Co., Inc. is a broker-dealer. The shares are held for the account of discretionary clients who have the right to receive dividends from, and the proceeds of any sale of, these shares and the right to determine the voting of such shares. Information regarding ownership by Sanford C. Bernstein & Co., Inc. is given in reliance on its amended
    Schedule 13G filed on or about February 5, 1999, with the Securities and Exchange Commission.

    The following table sets forth the beneficial ownership of Common Stock by each Director, the other executive officers named in the Summary Compensation Table on page 8, and all Directors and executive officers of the Company as a group, at the close of business on March 23, 1999. Except as otherwise indicated, each person owns less than 1% of the outstanding Common Stock.

                                         SHARES OF
                                        COMMON STOCK             PERCENT OF
         NAME                        BENEFICIALLY OWNED            CLASS
Directors

    Bruce G. Allbright                      8,267(1)

    Robert D. Bolinder                     13,830(2)

    William T. End                          7,230(3)

    Hugh G. Farrington                    381,051(4)

    Richard K. Lochridge                    9,267(5)

    Renee M. Love                           5,330(6)

    Claudine B. Malone                      1,917

    Robert J. Murray                        3,680(7)

    Dr. Walter J. Salmon                  135,560(8)

    John Robert Sobey                           0(9)

    David F. Sobey                     10,835,921(10)                25.7

    Robert L. Strickland                    3,000

    Robert J. Tarr, Jr.                     9,000(11)

Other Named Executive Officers

    Richard A. Anicetti                    51,337(12)

    Paul A. Fritzson                       48,773(13)

    Ronald C. Hodge                        46,979(14)

    Blythe J. McGarvie                     28,872(15)

All Executive Officers and Directors
   as a Group                           11,658,372(16)              27.6

 (1) Includes 6,267 shares that Mr. Allbright has the right to acquire within 60 days by exercise of stock options.

 (2) Includes 3,830 shares that Mr. Bolinder has the right to acquire within 60 days by exercise of stock options.

 (3) Includes 3,830 shares that Mr. End has the right to acquire within 60 days by exercise of stock options.

 (4) Includes 76 shares owned by Mr. Farrington's wife. Also includes 163,379 shares that Mr. Farrington has the right to acquire within 60 days by exercise of stock options.

 (5) Includes 6,267 shares that Mr. Lochridge has the right to acquire within 60 days by exercise of stock options.

 (6) Includes 3,830 shares that Ms. Love has the right to acquire within 60 days by exercise of stock options.

 (7) Includes 1,680 shares that Mr. Murray has the right to acquire within 60 days by exercise of stock options.

 (8) Includes 1,500 shares owned by Dr. Salmon's wife.

 (9) John Robert Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,835,921 shares of Hannaford Common Stock held by the Sobey Parties. John Robert Sobey expressly disclaims any beneficial ownership.

(10) David F. Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,835,921 shares of Hannaford Common Stock held by the Sobey Parties. David F. Sobey expressly disclaims beneficial ownership of all except 36,110 of said shares (See "Voting Securities of the Company," Page 1).

(11) Includes 1,500 shares held in a family charitable trust.

(12) Includes 41,016 shares that Mr. Anicetti has the right to acquire within 60 days by exercise of stock options.

(13) Includes 38,530 shares that Mr. Fritzson has the right to acquire within 60 days by exercise of stock options.

(14) Includes 38,226 shares that Mr. Hodge has the right to acquire within 60 days by exercise of stock options.

(15) Includes 23,893 shares that Mrs. McGarvie has the right to acquire within 60 days by exercise of stock options.

(16) Includes 3,276 shares held by immediate family members. Also includes 386,049 shares which may be acquired within 60 days by exercise of stock options.

                            ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide for a Board of Directors of not fewer than seven nor more than eighteen members, as from time to time may be determined by resolution of the shareholders or the Directors. The Board of Directors is divided into three classes, each such class having a three-year term of office with the term of office of one such class expiring at the Annual Meeting of Shareholders each year. The term of the Class III Directors expires at the upcoming Meeting.

     The nominees for election as Class III Directors at this Meeting are Robert
D. Bolinder, Richard K. Lochridge, Renee M. Love and Robert J. Murray, all of whom are current Class III Directors who are standing for re-election. Ms. Love and Messrs. Bolinder, Lochridge and Murray have consented to serve as Directors if elected. Should any nominee become unavailable for election (which is not presently anticipated), the discretionary authority provided in the proxy may be exercised to vote for a substitute. No proxy may be voted for more than four nominees for Class III Directors. Candidates receiving the greatest number of votes cast will be elected to the Board. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker or other fiduciary, holding shares for a beneficial owner, votes on one proposal but lacks authority from such owner to vote on another proposal.)

     The following table sets forth for each Director, his or her name, principal occupations or employment for at least the past five years, class of directorship, age on March 23, 1999, and year first elected a Director.

                          Principal Occupation                       Director
       Name                   or Employment                     Age    Since

CLASS I (Term expires at the 2000 Annual Meeting)

Bruce G. Allbright(1)     Retired President, Dayton Hudson       70     1991
(Retiring May 19, 1999)   Corporation, Minneapolis, Minnesota

William T. End(2)         Chairman and Chief Executive Officer,  51     1995
                          Cornerstone Brands, Inc.,
                          Portland, Maine (Catalog Retailer);
                          President and Chief Executive Officer,
                          Lands' End, Inc., 1991 to 1995.

Claudine B. Malone(3)     President, Financial & Management      62     1991
                          Consulting, Inc., McLean, Virginia

Dr. Walter J. Salmon(4)   Stanley Roth, Sr., Professor           68     1964
                          of Retailing, Emeritus, Harvard
                          University Graduate School
                          of Business Administration,
                          Boston, Massachusetts

John Robert Sobey(5)      President & Chief Operating Officer,   50     1998
                          Sobeys Canada Inc., Stellarton,
                          Nova Scotia

CLASS II (Term expires at the 2001 Annual Meeting)

Hugh G. Farrington(6)     Chief Executive Officer since          54     1981
                          May 1992; President since 1984;
                          Executive Vice President
                          1981 to 1984; Senior Vice
                          President 1980 to 1981; Vice
                          President 1977 to 1980

David F. Sobey(7)         Chairman of the Board,                 67     1981
                          Sobeys Canada Inc., Stellarton,
                          Nova Scotia

Robert L. Strickland(8)   Retired Chairman of the Board,         68     1994
                          Lowe's Companies, Inc., Winston-Salem,
                          North Carolina

Robert J. Tarr, Jr.(9)    Consultant; formerly President, Chief  55     1998
                          Executive Officer and Chief Operating
                          Officer, Harcourt General, Inc. and
                          The Neiman Marcus Group, Inc., Boston,
                          Massachusetts from 1991 to 1997

CLASS III (Term expires at this Annual Meeting)

Robert D. Bolinder(10)    President, Robert D. Bolinder          67    1984
                          Associates, Management Consultants,
                          Boise, Idaho; retired Executive
                          Vice President, Smith's Food and
                          Drug Centers, Inc., Salt Lake City,
                          Utah

Richard K. Lochridge(11)  President, Lochridge & Company, Inc.,  55     1993
                          Boston, Massachusetts (Management
                          Consulting)

Renee M. Love(12)         Chairman and Chief Executive Officer,  53     1996
                          Omega Group, Inc., Bryn Mawr,
                          Pennsylvania (Strategic Consulting)

Robert J. Murray(13)      Chairman, President and Chief          56     1997
                          Executive Officer, New England
                          Business Service, Inc., Groton,
                          Massachusetts; formerly Executive
                          Vice President of the North Atlantic
                          Group of The Gillette Company,
                          Boston, Massachusetts, from 1991 to 1995

 (1) Mr. Allbright is a member of the Human Resources Committee of the Board. He is also a Director of TCF Financial and G & K Services.
 (2) Mr. End is Chairperson of the Human Resources Committee of the Board and is a member of the Corporate Governance Committee of the Board. Prior to rejoining the Board in 1995, Mr. End served as a Hannaford Director from 1983 to 1993.
 (3) Ms. Malone is Chairperson of the Audit Committee of the Board and a member of the Corporate Governance Committee of the Board. She is also a Director of Hasbro, Inc.; Houghton Mifflin Company; The Limited, Inc.; Union Pacific Resources; Dell Computer Corporation; Lowe's Companies, Inc.; Lafarge
     Corporation; Mallinckrodt Group; and SAIC. She is a Trustee of the Massachusetts Institute of Technology and is Chairperson of the Federal Reserve Bank of Richmond.
 (4) Dr. Salmon is Chairman of the Board, Chairperson of the Executive Committee of the Board and a member of the Finance and Corporate Governance Committees of the Board. He is also a Director of Luby's Cafeterias, Inc.; Circuit City Stores, Inc.; The Neiman Marcus Group, Inc.; The Quaker Oats Company; Harrah's Entertainment, Inc; Cole National Corporation; and PetsMart, Inc. He is also a Director of the Tufts Health Plan and the Harvard Business School Publishing Company.
 (5) Mr. John Robert Sobey is a member of the Audit Committee of the Board. He is also a Director of Empire Company Limited and Sobeys Canada Inc.
     He is a cousin of Director David F. Sobey.
 (6) Mr. Farrington is a member of the Executive Committee of the Board. He is also a Director of Sobeys Canada, Inc.
 (7) Mr. David Sobey is a member of the Executive Committee of the Board. He is also a Director of Empire Company Limited; Sobeys Canada Inc.; and CHC Helicopter Corporation. He is a cousin of Director John Robert Sobey.
 (8) Mr. Strickland is Chairperson of the Corporate Governance Committee of the Board and is a member of the Human Resources and Executive Committees of the Board. He is also a Director of Lowe's Companies, Inc.; Krispy Kreme Corp.; and T. Rowe Price Associates, Inc.
 (9) Mr. Tarr is a member of the Audit and Finance Committees of the Board. He is also a Director of Houghton Mifflin Company; and John Hancock Mutual Life Insurance Company.
(10) Mr. Bolinder is Chairperson of the Finance Committee of the Board and a member of the Corporate Governance Committee of the Board. He is also a Director of Idaho Power Company.
(11) Mr. Lochridge is a member of the Executive, Finance and Human Resources Committees of the Board. He is also a Director of Lowe's Companies, Inc.; and PetsMart, Inc.
(12) Ms. Love is a member of the Audit and Finance Committees of the Board. (13) Mr. Murray is a member of the Audit and Finance Committees of the Board.
     He is also a Director of Allmerica Financial Corporation; Fleet National Bank; LoJack Corporation; and New England Business Service, Inc.

                      INFORMATION CONCERNING THE BOARD OF
                        DIRECTORS AND BOARD COMMITTEES


Meetings

    During 1998 the Board of Directors of the Company held six meetings. Each Director attended 75% or more of the total Board and Committee meetings he or she was eligible to attend in 1998.

Committees

    The Company has an Audit Committee, Human Resources Committee, Corporate Governance Committee and Finance Committee, each consisting of non-management members of the Board, and an Executive Committee, consisting of management and non-management members. Each Committee is elected by the Board of Directors.

    The Audit Committee's function is to oversee the work of the Company's internal and external auditors and to monitor the adequacy of the accounting and internal control system. The Committee met on seven occasions during 1998.

    The Human Resources Committee reviews the compensation of the Directors and senior executives and makes recommendations to the Board with respect to proposed changes in compensation programs. The Committee has broad discretion over the administration of various compensation plans of the Company, and, in certain instances, has the authority to directly amend benefit plans. The Committee met on four occasions during 1998.

    The Corporate Governance Committee reviews various matters concerning the Board's role and the relationship between the Board and senior management. For example, the Committee makes recommendations on the composition of Board committees and is charged with overseeing the Board's processes for evaluating performance of the Chairman of the Board, the Chief Executive Officer and
individual Directors. The Committee is also responsible for nominating candidates for election to the Board and will consider suggestions from shareholders on Director nominations. Suggested nominees will be evaluated on the basis of their qualifications and the long-range objectives of the Company. See "Shareholder Proposals" at page 16 below for a description of procedures by which a shareholder may nominate one or more candidates for election to the Board. The Corporate Governance Committee met on four occasions during 1998.

    The Finance Committee oversees and makes recommendations to the Board with respect to financial structure, dividend policy and related matters. It also serves as the named fiduciary responsible for overseeing the investment of the assets of the Company's tax-qualified retirement plans. The Committee met on four occasions during 1998.

    The Executive Committee's primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire Board. The powers of the Executive Committee are limited by the Bylaws of the Company and by applicable Maine law. For example, the Committee is not permitted to amend the Articles of Incorporation or Bylaws of the Company or to adopt any plan of merger or consolidation on behalf of the Board. Pursuant to an amended Standstill Agreement, the Sobey Parties are entitled to designate one member of the Executive Committee. See "Agreement with Sobey Parties," page 15. The Committee did not meet during 1998.

Directors' Compensation

    Each non-management Director is paid an annual retainer of $26,000 for services as a Director. Non-management Directors (other than Dr. Walter J. Salmon) receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee Chairpersons receive an additional annual retainer of $2,500 for such services. Hugh G. Farrington (the only management member of the Board) receives no additional compensation for his services as a Director. All Directors are reimbursed for any out-of-pocket expenses incurred in attending Board and committee meetings.

    Dr. Salmon also receives $84,000 per year, which covers his services as Chairman of the Board and Chairperson of the Executive Committee, his Board and committee meeting attendance fees and the additional consulting services he provides.

    The Company maintains a Stock Ownership Plan for Outside Directors which offers non-management Directors a potential source of performance-based deferred compensation tied to the long-term performance of the Company as measured by the price of its Common Stock.

    Performance Shares. Under the Plan, each non-management Director is credited annually with a specified number of "performance shares", whose value will be determined over a five-year "performance period". (In the event that a Director leaves the Board before age 70, except in the case of death or disability, the performance period for each outstanding award will terminate at the end of the fiscal year in which the Director ceases to be a member of the Board.) At the end of the performance period for a given award, the number of performance shares is multiplied by the increase (if any) in the trading price of the Common Stock over such period. The resulting figure (in dollars) is then credited to a deferral account for the Director, where it is treated as if it were invested in Common Stock of the Company (with adjustments to reflect reinvestment of dividends paid on such stock and changes in the trading price of the stock). The following Directors hold the number of common share equivalents indicated: Mr. Allbright, 2,369; Mr. Bolinder, 3,876;
    Mr. End, 1,108; Mr. Lochridge, 1,010; Ms. Malone, 2,369; Dr. Salmon,
    4,422; and Mr. D. Sobey, 4,058.

    Generally, amounts credited to a Director's deferral account will be paid to her or him in a lump sum or in monthly installments over a period not to exceed 10 years. Payments may not begin until the Director leaves the Board or reaches age 70, whichever is later. All payments from the Plan are made in cash.

    For 1998 each non-management Director received an award under the Plan of 1,400 performance shares. The number of performance shares presently held by the non-management Directors are: Mr. Allbright, 6,900; Mr. Bolinder, 6,900; Mr. End, 5,300; Mr. Lochridge, 6,900;
    Ms. Love, 3,600; Ms. Malone, 6,900; Mr. Murray, 2,200; Dr. Salmon, 6,900;
    Mr. D. Sobey, 6,900; Mr. J. Sobey, 1,000; Mr. Strickland, 6,900; and
    Mr. Tarr, 1,000. As described above, the ultimate value of the performance shares will vary depending upon the future market price of the Company's Common Stock.

    The Plan also allows non-management Directors to receive stock options in lieu of their annual retainers or to defer their compensation, as described below.

    Stock Options. Each non-management Director may elect to receive his or her annual retainer in the form of a stock option rather than cash. This election must be made by the Director before January 1 of the relevant year, and cannot be made for less than the entire annual retainer for that year. If so elected, the stock option is granted as of the first trading day of the new year. The option entitles the Director to purchase Common Stock at an exercise price equal to 100% of the closing price of Hannaford Common Stock on the New York Stock Exchange as of the grant date. The number of shares covered by the option is set by formula and equals (i) three times the annual retainer, divided by (ii) the closing price per share of the Common Stock on the grant date. The exercise price is payable in cash or previously acquired stock (or any combination thereof) at the time of exercise. The option becomes exercisable one year after the date of grant, but will be forfeited if for any reason (other than a "change in control event" as defined) the Director's service on the Board terminates before December 31 of that year. (If the option is forfeited, the Director will receive a cash payment for the portion of the annual retainer earned through the termination date.) Each option will expire ten years from the date of grant if not exercised.

    Deferral of Compensation. Each non-management Director may at any time (but not more frequently than once a year) elect to defer receipt of any Director compensation (i.e., annual retainer, meeting fees, committee chairperson retainer, and consulting fees) that would otherwise be paid to him or her in cash. The deferral period expires upon termination of the Director's service on the Board. The Director must designate at the time of the deferral election whether the compensation deferred is ultimately to be paid in stock or in cash.

         Stock Deferral. Whenever the Director would otherwise receive payment of compensation, the Company will credit to his or her account that number of stock units which equals (i) the amount deferred, divided by
         (ii) the closing price per share of the Common Stock on the deferral date. Payout of the deferred amounts will be made in the form of Common Stock.

         Cash Deferral. Whenever the Director would otherwise receive payment of compensation, the Company will credit the payment amount to the Director's account and will thereafter credit the account with interest at the rate paid on five-year Treasury notes.

    The Company has established stock ownership guidelines for Directors. The guidelines encourage each Director to acquire and maintain an interest in Hannaford stock having a value of at least five times the annual retainer. The stock equivalents, stock options and stock deferral units, described above, under the Stock Ownership Plan are counted toward this target. The guidelines and the Stock Ownership Plan are intended to further align the interests of the Directors and shareholders. For a description of stock ownership of the Directors holdings of Hannaford stock and stock options, see the table and accompanying notes on page 2.




                                   COMPENSATION OF EXECUTIVE OFFICERS

                                       Summary Compensation Table

The following table provides information concerning compensation paid to the named executive officers for the past three years.

                                                                              Long Term
                                                                             Compensation
                                             Annual Compensation        Awards     Payouts
Name and                                                              Securities    LTIP       All Other
Principal                                   Salary         Bonus      Underlying  Payouts(1) Compensation
Position                        Year         ($)            ($)       Options (#)    ($)          ($)

Hugh G. Farrington              1998        437,000       233,402       24,448       89,030     19,010(2)
 President and                  1997        428,077       213,847       30,981      111,462      2,625
 Chief Executive Officer        1996        400,000       175,000       29,630       75,591      2,625

Ronald C. Hodge                 1998        242,277       128,881        9,310       21,192     11,333(3)
 Executive Vice President -     1997        203,846       101,779        8,717       24,060      2,625
 Sales & Northeast Operations   1996        185,000        80,938       37,367       13,362      2,625

Richard A. Anicetti             1998        221,877       118,285        8,235       20,460      9,945(4)
 Executive Vice President -     1997        203,846       101,779        6,256       23,926      6,000
 Southeast Operations           1996        185,000        80,938       37,367       13,043      6,000

Paul A. Fritzson                1998        218,723       116,651        9,985       20,353      9,812(5)
 Executive Vice President -     1997        203,846       101,779        6,256       23,931      2,625
 Strategic Development          1996        185,000        80,938       37,367       16,022      2,625

Blythe J. McGarvie              1998        218,723       116,651        8,056       20,468      9,812(5)
 Executive Vice President and   1997        203,846       101,779        7,946       22,424      2,625
 Chief Financial Officer        1996        185,000        80,938        6,597        8,680      2,625

(1)  Reflects  payouts  under the Long Term  Incentive  Plan for the  three-year award period ending in the stated year.
(2)  Reflects contributions of $4,800 under the qualified Savings and Investment
     Plan,   contributions   of  $12,667  and   interest  of  $1,543  under  the
     Nonqualified Savings and Investment Plan.
(3)  Reflects contributions of $4,800 under the qualified Savings and Investment
     Plan, contributions of $5,345 and interest of $1,188 under the Nonqualified
     Savings and Investment Plan.
(4)  Reflects contributions of $4,800 under the qualified Savings and Investment
     Plan, contributions of $4,052 and interest of $1,093 under the Nonqualified
     Savings and Investment Plan.
(5)  Reflects contributions of $4,800 under the qualified Savings and Investment
     Plan, contributions of $3,930 and interest of $1,082 under the Nonqualified
     Savings and Investment Plan.



                                    Option Grants in Last Fiscal Year


The following table provides information on option grants to the named executive officers during the past year. No stock appreciation rights ("SARs") were granted during this period.

                                        Individual Grants(1)

                        Number of
                        Securities     % of Total
                        Underlying      Options
                         Options       Granted to     Exercise or                     Grant Date
                         Granted      Employees in    Base Price     Expiration        Present
       Name                (#)        Fiscal year      ($/Share)        Date           Value(2)

Hugh G. Farrington        24,448          4.1%          $44.6875      05/19/08         $275,773

Ronald C. Hodge            9,310          1.5%           44.6875      05/19/08          105,017

Richard A. Anicetti        8,235          1.4%           44.6875      05/19/08           92,891

Paul A. Fritzson           8,056          1.4%           44.6875      05/19/08           90,872
                     (3)     644                         45.00        05/13/01            2,995
                     (3)     389                         45.00        05/19/04            2,824
                     (3)     896                         45.00        05/24/05            7,141

Blythe J. McGarvie         8,056          1.4%           44.6875      05/19/08           90,872


(1) All options were granted under the 1998 Stock Plan at 100% of market price at the date of grant. All options (other than reload options) are fully exercisable three years after grant (with one third becoming exercisable each year after grant). The exercise price may be paid in cash or by surrender of currently owned Common Stock (valued at 100% of market price).
     Payment in shares entitles the holder to a "reload" option for that number of shares. Each reload option generally becomes exercisable one year after grant and carries the same expiration date as the original option.
(2) Computed under the Black-Scholes method based on one-half of the full stated option term. For options expiring 5/19/08, assumes an interest rate of 5.65%, annual dividend yield of 1.4% and volatility of 20.17%. For reload options expiring 5/13/01, 5/19/04 and 5/24/05, assumes an interest rate of 4.55%, annual dividend yield of 1.4% and volatility of 19.50%.
(3) Reload option granted upon exercise of the underlying option through a surrender of Common Stock. See note (1) above.



                           Aggregated Option Exercises in Last Fiscal Year and
                                      Fiscal Year-End Option Values



The following table provides information on option exercises by the named executive officers during the past year and the value of such officers' unexercised options at January 2, 1999, the last day of the Company's fiscal year. No SARs were outstanding during this period.


                                                        Number of                  Value of
                                                   Securities Underlying         Unexercised
                                        Value      Unexercised Options          In-the-Money
                  Shares Acquired on  Realized        At FY-End (#)         Options at FY-End (2)($)
      Name           Exercise (#)      (1)($)  Exercisable  Unexercisable  Exercisable Unexercisable

Hugh G. Farrington           0               0   136,255        52,519      3,713,015     761,002
Ronald C. Hodge              0               0    30,838        46,450        785,799     834,569
Richard A. Anicetti        875          22,586    33,987        45,375        938,343     825,633
Paul A. Fritzson         3,667          78,156    31,560        47,125        864,815     839,577
Blythe J. McGarvie         500           9,000    19,235        14,426        458,825     193,360


(1) Amounts in this column reflect the market price of the Common Stock at the date of exercise, minus the exercise price of the option.
(2) Amounts in this column reflect the market price of the Common Stock on December 31, 1998 ($53.00 per share), minus the exercise price of the option. All options were granted at 100% of market price on the date of grant. The term "in-the-money" refers to options having an exercise price less than the year-end market price.




                          Long Term Incentive Plan - Awards in Last Fiscal Year

The following table provides information on long term incentive awards granted to the named executive officers. All awards were granted under the 1993 Long
Term Incentive Plan and cover the three-year performance period beginning in 1998.

                                                                  Estimated Future Payouts
                    Number of Shares,    Performance or      Under Non-Stock Price-Based Plans
                     Units or Other       Other Period
                      Rights(1)(#)           Until       Threshold(2)    Target(2)     Maximum(2)
                                         Maturation or       ($)            ($)           ($)
                                            Payout

Hugh G. Farrington    16.67% of Cash         Fiscal        113,384         343,587       515,381
                       Compensation        1998-2000

Ronald C. Hodge         8% of Cash           Fiscal         31,643          95,887       143,830
                       Compensation        1998-2000

Richard A. Anicetti     8% of Cash           Fiscal         28,304          85,769       128,654
                       Compensation        1998-2000

Paul A. Fritzson        8% of Cash           Fiscal         27,757          84,113       126,170
                       Compensation        1998-2000

Blythe J. McGarvie      8% of Cash           Fiscal         27,757          84,113       126,170
                       Compensation        1998-2000







(1) The Plan provides for a "basic award" equal to a specified percentage of the executive officer's salary and annual incentive compensation over the three-year award period (Fiscal 1998-2000). The "actual award" subject to payout is based on after-tax cumulative earnings per share (EPS) growth over the three-year period.
(2) "Threshold",  "target" and "maximum" refer,  respectively,  to 33%, 100% and
    150% of the basic award. The target amount will be paid if the targeted EPS growth is achieved. The threshold amount will be paid upon achievement of 67% of the targeted EPS growth. The maximum amount will be paid upon achievement of 125% of the targeted EPS growth. Since the actual award is a function of future compensation paid over three years, the amount of a potential award cannot presently be determined. The amounts set forth are for illustrative purposes only and are computed on the assumptions that (i) cash compensation for each officer during the award period increases by 4% per year and (ii) the Company meets the relevant performance goal. The Human
    Resources Committee may decrease an executive officer's payout if it determines his or her performance to be inconsistent with the amount of the award.


                                 Pension Plan

     Under the Retirement Plan, renamed the Cash Balance Plan, effective January 1, 1998, benefits are expressed as cash balance accounts. The conversion to a cash balance design included an adjustment for participants who have fewer years to accrue future benefits under the cash balance formula. The Cash Balance Plan provides each month for (i) a contribution credit equal to 3% of a participant's base compensation for the month, and (ii) an interest credit at the one year U.S. Treasury bill rate as of October of the preceding year, plus 1/2 of 1%, on the beginning account balance for the month. For the 1998 plan year the interest rate was 5.68%. Plan benefits are payable in a lump sum or as a monthly pension of equivalent actuarial value.

     The following table sets forth aggregate estimated annual benefits payable to the named executive officers under the Cash Balance Plan and the Supplemental Executive Retirement Plan. The table reflects benefits accrued through 1998 and payable at the normal retirement age of 65 in the form of a single life annuity. The Supplemental Executive Retirement Plan provides a contribution credit and an interest credit, like those provided in the tax-qualified Cash Balance Plan, that are based on compensation not taken into account under the Cash Balance Plan because of Internal Revenue Code requirements for tax-qualified plans.

       NAME                             ESTIMATED ANNUAL BENEFIT

   Hugh G. Farrington                           $174,009
   Ronald C. Hodge                                38,553
   Richard A. Anicetti                            20,549
   Paul A. Fritzson                               42,167
   Blythe J. McGarvie                              7,446

                    Other Contracts with Executive Officers

    Set forth below is a summary of other employment-related contracts with the executive officers named in the Summary Compensation Table.

Employment Continuity Agreements

         The Company has Employment Continuity Agreements with each of the named executive officers. The agreements provide for severance benefits upon termination of employment within two years after a "change in control", unless the termination is "for cause," or is voluntary without "good reason," as those terms are defined in the agreements.

         The severance benefit for Mr. Farrington includes a cash payment equal to three times his base salary and annual incentive award, continuation of employee benefits for 36 months, and an additional 36 months of employer contributions under the Nonqualified Savings and Investment Plan and the Supplemental Executive Retirement Plan. The severance benefit for the other named executive officers includes a cash payment equal to two times the officer's base salary and annual incentive award, continuation of employee benefits for 24 months, and an additional 24 months of employer contributions under the Nonqualified Savings and Investment Plan and the Supplemental Executive Retirement Plan. The severance benefit also includes acceleration of payments under the Deferred Compensation Plan, payment of awards earned under the Annual Incentive Plan prior to termination, and such benefits and rights as are provided under the Company's Long Term Incentive Plan and stock plans.

         Upon the occurrence of a change in control, the Company is required to place sufficient assets in a separate trust to secure the payment of benefits under the Employment Continuity Agreements, the Nonqualified Savings and Investment Plan and the Supplemental Executive Retirement Plan. These trust assets will, however, remain subject to the claims of other creditors of the Company. If and to the extent that trust assets are insufficient to meet the Company's obligations under the agreements and plans, the Company will be required to pay such benefits from its general assets.

                HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

Compensation should be:

     - Aligned with the Company's business strategies and shareholder interests.

     - Based on performance by the Company, the business unit (where applicable), and the individual.

     - Competitive in the marketplace in which the Company competes for executives.

     - Based on the same principles that apply to other salaried associates,
       except  that   executives   should  have  a  greater   portion  of  their
       compensation at risk.

Therefore:

     - A significant portion of compensation for executives is tied to measures of performance of the business as a whole.

     - Executive compensation is tied to both short and long-term business results. In addition to rewards for annual results, executives are rewarded for achieving sustained long-term results.

     - The interests of executives are linked to those of shareholders through Company stock ownership and options. The Company has established stock ownership guidelines for executives as a multiple of salary depending on position (CEO: 5; Executive Vice President and Senior Vice President: 3; Vice President: 2).

In addition:

     - Special benefits and perquisites for executives are minimized and based on business necessity.

     - The income tax deductibility of executive compensation is preserved to the extent consistent with the Company's compensation philosophy.

Compensation Structure

     Executive pay consists of base salary, annual incentives, stock options and other long-term incentives, and benefits. If the Company achieves its short and long-term goals, long-term incentive plan awards and stock options account for one-half of total compensation for the CEO, and one-third of total compensation for other senior officers.

     Salary. Salary ranges for each position reflect the skills required and the scope of responsibility for the position. Salary increases are based on individual performance and competitive data. Overall, 1998 salary levels corresponded to approximately the median level of surveyed companies. The salary of the CEO is below median because a greater portion of his compensation is paid through performance-based awards.

     Annual Incentive Plan. If the Company achieves an annual performance goal based on profit objectives set by the Board of Directors, executives receive target awards equal to 50% of their salary. Actual award payments range from 0% to 125% of the targeted amount, depending on Company performance. No awards are earned unless the Company attains at least 85% of the performance goal (representing 93% of its annual profit objective for 1998). The Board may adjust the amount awarded to any executive to reflect individual performance, but no such adjustment has been made for the last three fiscal years.

     Stock Options. Executives receive stock options each year entitling them to purchase shares of Hannaford stock at an option price equal to the fair market value of the stock on the date of grant. The number of shares that each executive may purchase pursuant to the option is determined by multiplying the executive's salary by a percentage (CEO: 250%; Executive Vice President: 160%; Senior Vice President: 110%; and Vice President: 80% - 110%) and dividing the result by the market price of the stock on the date of grant.

     Long Term Incentive Plan. The Long Term Incentive Plan rewards senior executives for sustained growth in earnings per share (EPS) over a designated three-year period. Actual award payments vary from 0% to 150% of the "basic award" depending on the Company's growth in EPS relative to performance goals. The basic award is expressed as a percentage of salary and incentive pay for the three-year period (CEO: 16.67%; Executive Vice President and Senior Vice
President: 8%; Vice President: 4.5 - 8%). Executives receive 50% of their award in Company stock which must be held for at least two years, and the remainder in cash to meet tax withholding requirements. The Committee may adjust any executive's payout if his or her performance is inconsistent with the amount of the award, but no such adjustment has been made for the last three fiscal years.

     Retirement Plans. Because current law limits the retirement benefits payable to executives from tax-qualified plans, the Company maintains a nonqualified Supplemental Executive Retirement Plan and a Nonqualified Savings and Investment Plan in addition to the tax-qualified pension and 401(k) plans. The combined benefits from these plans equal the amount that would be payable to executives under the tax-qualified plans if no tax law limits were in place.

     Other Benefit Plans. Executives may participate in a number of other broad-based benefit plans, including the Employee Stock Purchase Plan and various health and welfare benefit plans.

Compensation of CEO in 1998

     Salary. Hugh G. Farrington, CEO, received a 4.0% increase in salary to $437,000 per year, effective January 1, 1998. The increase was based on:


      - his performance

      - the desired mix of salary, short-term and long-term compensation

      - a review of competitive data.


    Annual Incentive Plan. Because the Company achieved 103% of its annual profit objective in 1998, Mr. Farrington, like other senior executives, received 106.9% of the target award ($233,402), equal to 53.4% of his 1998 salary.



     Long Term Incentive Plan. The Company's growth in earnings per share for the period 1996-1998 entitled Mr. Farrington to a payout of 28.1% of the basic award ($89,029), paid 50% in Company stock and 50% in cash. Pursuant to its authority under the Plan, the Committee determined earnings per share without regard to a 1997 non-cash impairment charge during the period arising under SFAS No. 121.



     Mr. Farrington's basic award level for the next three-year period (1999-2001) is set at 16.67% of his salary and annual incentive pay during that period.



     Stock Option Plan. In 1998, Mr. Farrington received a stock option grant equal to 250% of his salary, entitling him to purchase 24,448 shares of Hannaford stock at a price equal to market price of the stock on the date of grant.

Governance

     The Human Resources Committee of the Board of Directors reviews and approves all compensation arrangements for executives. The Committee, which consists entirely of non-management Directors, retains independent consultants for advice on compensation matters. It also considers recommendations from management and the Board.


     Each year, the Committee reviews the Company's compensation practices and the level of compensation of the Chief Executive Officer in light of the Board's annual performance evaluation.



     The Committee sets compensation at levels appropriate to attract and retain high-quality individuals. For competitive reference, the Committee uses surveys of executive compensation at a variety of food industry and other retail companies, as well as comparisons of pay levels and financial performance at companies included in the stock performance graph shown on page 14.



     As the Committee, we believe the Company's compensation programs during 1998 have met our objectives.

                                                 Respectfully submitted,


                                                 WILLIAM T. END, Chairman
                                                 BRUCE G. ALLBRIGHT
                                                 RICHARD K. LOCHRIDGE
                                                 ROBERT L. STRICKLAND

                           MARKET PRICE PERFORMANCE
                         OF THE COMPANY'S COMMON STOCK

    The following graph provides information on the five-year cumulative total return on Hannaford Bros. Co. Common Stock as compared to the S&P 500 Index, and an index consisting of retail food and grocery companies having shares listed on a national securities exchange.



                                 DATA POINTS

                          1993     1994     1995     1996     1997    1998
                          ----     ----     ----     ----     ----    ----

Hannaford Bros. Co.        100      120      118      166      215     266
S&P 500                    100      101      139      171      229     294
Retail Food/Grocery        100      107      133      173      227     351



Assumes $100 invested on December 31, 1992 in Hannaford Bros. Co. Common Stock, the S&P 500 Index, and a retail food and grocery index, with reinvestment of all dividends.

    The retail food and grocery index includes the following companies:

     Albertson's, Inc.                 Kroger Company
     American Stores Co.               Marsh Supermarkets, Inc.
     Eagle Food Centers, Inc.          Penn Traffic Company
     Food Lion, Inc.                   Ruddick Corporation
     Fred Meyer, Inc.                  Safeway, Inc.
     Great Atlantic & Pacific Tea Co.  Weis Markets, Inc.
     Hannaford Bros. Co.               Winn Dixie Stores, Inc.
     Ingles Markets, Inc.

The list of companies included in the retail food and grocery index was revised this year. One company, Giant Food, Inc., which was previously included in the index, is no longer a publicly traded company. Eagle Food Centers, Inc. and Ingles Markets, Inc. have been added.

     For purposes of computing this index, the returns of the companies have been weighted according to their respective stock market capitalizations.

                           OTHER MATTERS RELATING TO
                     THE COMPANY'S DIRECTORS AND OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

    Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers, and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the New York Stock Exchange various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports for 1998 were filed in a timely manner, except for Director Renee M. Love who reported one purchase transaction on a January 1999 Form 5, that should have been earlier reported on Form 4.

Agreement with Sobey Parties

    Since September 16, 1981, the Company and the Sobey Parties have been parties to an agreement (the "Standstill Agreement"), which has been amended and extended from time to time. On May 14, 1996, the Company and the Sobey Parties further extended the term of such agreement and amended various terms thereof.

    Under the Standstill Agreement as amended and extended, the Sobey Parties have agreed not to increase their percentage ownership of the Company's voting stock above the current level of approximately 25.6% of the outstanding shares, except in certain circumstances specified by the Standstill Agreement. The Sobey Parties have also agreed that they will not purchase any shares of the Company's voting stock except as contemplated by the Standstill Agreement, engage in a proxy contest relating to election of the Company's directors or certain other matters or enter into a voting trust agreement for the purpose of acquiring control of the Company. In addition, the Sobey Parties are restricted in their right to sell shares of the Company's voting stock owned by them.

    Under the Standstill Agreement, the Sobey Parties have certain rights to purchase securities from the Company to maintain their percentage ownership of the Company's voting stock and to maintain specified percentage ownership margins between their percentage ownership and that of the next largest shareholder. The specified margin is 13.5% (an arbitrary ownership margin negotiated by the parties at the time of the original Standstill Agreement), except that the margin is reduced to 5% in the case of certain shareholders that enter into separate standstill agreements with the Company. In the event that the Standstill Agreement permits the Sobey Parties to increase their percentage ownership in excess of approximately 25.6%, the Sobey Parties are required to place such excess shares in a voting trust pursuant to which the shares will be voted in proportion to the votes of small shareholders (generally, the holders of 5% or less of the Company's voting stock who are not affiliated with management of the Company). In cases where the Sobey Parties are entitled to purchase more than $5 million of shares from the Company, the Sobey Parties have certain rights to defer the purchase of their shares over specified periods of time ranging from 90 days to three years. The Company has agreed to use its best efforts to cause two nominees of the Sobey Parties to be elected as Directors of the Company and to place one nominee of the Sobey Parties on the Executive Committee of the Board. Presently, David F. Sobey and John Robert Sobey serve as the Sobey Parties' designees on the Board and David
F. Sobey as the designee on the Executive Committee. The Company has also agreed to certain restrictions on its ability to issue voting stock in connection with business acquisitions or otherwise to place large blocks of voting stock in the hands of a single person or group. In general, the Company has agreed not to sell voting stock to any person or group that owns, or would thereby own, more than 10% of the outstanding voting stock, except with the Sobey Parties' prior consent. In the case of business acquisitions, such limit is increased to 15%, provided that the Company obtains standstill agreements with such person or group and its controlling person, if any. The Sobey Parties also have a right to prevent the Company from entering into business acquisitions involving the issuance of as many shares of the Company's voting stock as the Sobey Parties then own. Such right is conditional on the Sobey Parties' delivery, at that time, of an offer to sell all of their shares to the Company at specified market prices (generally, the same prices being paid by third parties for the Company's stock).

    The Standstill Agreement will expire December 31, 1999, unless further extended. The Agreement provides that its term will be automatically renewed for successive one-year periods (but not beyond December 31, 2000) unless by July 31 of a given year either the Company or any of the Sobey Parties gives written notice of an intention not to further extend the term of the Agreement. The Sobey Parties have certain rights to terminate the Standstill Agreement, including the right to terminate in the event of certain tender offers by third parties or the accumulation of 25% or more of the outstanding voting shares of the Company by a third party.

Other

    Peter B. Webster,  Clerk and Assistant Secretary of the Company, and Gregory
S. Fryer, Assistant Secretary of the Company, are partners in the law firm of Verrill & Dana LLP, outside counsel to the Company.


                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

    PricewaterhouseCoopers LLP were auditors for the fiscal year ended January 2, 1999, and subject to ratification by shareholders, have been appointed to serve as auditors for the fiscal year ending January 1, 2000.

    Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting and to respond to appropriate questions from shareholders. The representatives will have the opportunity to make a statement if they so desire.

                            SHAREHOLDER PROPOSALS

    Under Securities and Exchange Commission Rule 14a-8, shareholders may submit proposals for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders. Any such proposals must be in proper written form, addressed to the attention of the Secretary of the Company and received at the Company's principal executive offices no later than December 7, 1999.

    Shareholders may also raise for consideration at the 2000 Annual Meeting proposals for which inclusion in the Company's proxy materials is not being sought. Unless the proponent satisfies the notice requirements of SEC Rule 14a-4(c), proxyholders named in the Company's proxy will be permitted to exercise discretionary voting authority on any such proposal. For purposes of this rule, notice of a proposal for the 2000 Annual Meeting must be received in proper written form at the Company's principal executive offices no later than February 21, 2000.

    The Company's Bylaws provide that any shareholder wishing to propose one or more candidates for election as a Director at the Annual Meeting of Shareholders in a given year shall, not earlier than January 1 nor later than February 28 of that year, provide written notice of such intended nomination to the Secretary of the Company. Such notice shall identify each proposed nominee and shall set forth the same information regarding the shareholder and each nominee as would be required to be set forth in a proxy statement under the proxy rules of the Securities and Exchange Commission. Upon receipt of such notice, the Secretary shall forward a copy thereof to the Corporate Governance Committee, which may consider whether to recommend that the Board endorse the proposed candidate(s). A shareholder who has satisfied these notice requirements shall thereafter be entitled at the next Annual Meeting of Shareholders to place in nomination any nominee so described, regardless of whether the Committee or the Board of Directors has chosen to endorse the proposed candidate. This procedure for nominations by shareholders is not intended to relieve any person from obligations imposed under the proxy rules of the Securities and Exchange Commission, or to obligate the Company to include in its proxy statement a description of an intended Director nomination by a shareholder.

                                   GENERAL

    A copy of the Company's Annual Report for the fiscal year ended January 2, 1999, including financial statements, is enclosed herewith. It is not to be regarded as proxy soliciting material. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by employees of the Company, none of whom will receive additional compensation for such services or be specially hired for such purposes. The Company will reimburse brokers and other custodians, nominees and fiduciaries for out-of-pocket expenses reasonably incurred for sending proxy materials to principals and obtaining their proxies. The Company's transfer agent, Continental Stock Transfer & Trust Company, will assist in the distribution of proxy material to nominee accounts and will assist in obtaining their proxies. It is estimated that the fees and out-of-pocket expenses of such firm, payable by the Company in connection with the solicitation, will be approximately $1,000.

    The Board of Directors is not aware of any matters to be brought before the Meeting other than those set forth in this Proxy Statement. If any further business is properly presented at the Meeting, the persons named in the proxies will vote all shares represented according to their best judgment.

                                    By order of the Board of Directors

                                      /s/ Peter B. Webster
                                      Clerk

April 5, 1999